Zumiez Inc. Reports June 2014 Sales Results

Net Sales Increased 11.1% to $65.3 Million; June 2014 Comparable Store Sales Increased 3.1%; Company Revises Second Quarter 2014 Guidance

LYNNWOOD, WA -- (Marketwired - July 09, 2014) - Zumiez Inc. (NASDAQ: ZUMZ) a leading specialty retailer of action sports related apparel, footwear, equipment and accessories, today announced that total net sales for the five-week period ended July 5, 2014 increased 11.1% to $65.3 million, compared to $58.8 million for the five-week period ended July 6, 2013. The Company's comparable store sales increased 3.1% for the five-week period compared to a comparable store sales increase of 1.0% in the year ago period.

Based primarily on better than planned sales results, the Company is revising guidance and now expects fiscal 2014 second quarter sales in the range of $174 to $176 million and net income per diluted share of approximately $0.19 to $0.21, an increase from the previously issued guidance of sales in the range of $167 to $171 million and net income per diluted share of approximately $0.12 to $0.16. This guidance is now predicated on a low single digit comparable store sales increase for the second quarter and includes a previously disclosed estimate of $0.6 million, or approximately $0.02 per diluted share, for charges associated with the acquisition of Blue Tomato.

To hear the Zumiez prerecorded June sales message, please dial (201) 689-8483 or (877) 523-5612, followed by the passcode # 986439 (ZUMIEZ).

About Zumiez Inc.

Zumiez is a leading multi-channel specialty retailer of action sports related apparel, footwear, equipment and accessories, focusing on skateboarding, snowboarding, surfing, motocross and BMX for young men and women. As of July 5, 2014 we operated 572 stores including 527 in the United States, 31 in Canada, and 14 in Europe. We operate under the name Zumiez and Blue Tomato. Additionally, we operate ecommerce web sites at www.zumiez.com and www.blue-tomato.com.

Safe Harbor Statement

Certain statements in this press release and oral statements relating thereto made from time to time by representatives of the Company may constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These statements include, without limitation, predictions and guidance relating to the Company's future financial performance, brand and product category diversity, ability to adjust product mix, integration of acquired businesses, growing customer demand for our products and new store openings. In some cases, you can identify forward-looking statements by terminology such as, "may," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology. These forward-looking statements are based on management's current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation, those described in the Company's quarterly report on Form 10-Q for the quarter ended May 3, 2014 as filed with the Securities and Exchange Commission and available at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Company Contact:
Brian Leith
Director of Finance &
Investor Relations
Zumiez Inc.
(425) 551-1500, ext. 1610

Investor Contact:
ICR
Brendon Frey
(203) 682-8200